Exhibit 99.1



         Nektar Announces Second Quarter 2003 Results


    SAN CARLOS, Calif.--(BUSINESS WIRE)--Aug. 6, 2003--Nektar Therapeutics (Nasdaq:NKTR), formerly Inhale Therapeutic Systems, Inc., announced today its financial results for the second quarter ended June 30, 2003.
    The Company reported revenue of $27.7 million for the three months ending June 30, 2003, including $6.5 million of product revenue and $21.2 million of contract research revenue compared to $22.3 million for the three months ended June 30, 2002, including $3.4 million of product revenue and $18.8 million of contract research revenue. The increase in revenue is due primarily to expanded activities under existing collaborative agreements and higher sales of Nektar molecule engineering advanced PEGylation products.
    The Company reported a net loss of $13.0 million or $(0.23) per share for the three months ending June 30, 2003, compared to a net loss in the same quarter in 2002 of $24.8 million or $(0.45) per share.
    For the six months ending June 30, 2003, Nektar reported revenue of $53.3 million, including $13.7 million of product revenue and $39.6 million of contract research revenue compared to $49.0 million for the same period in 2002, including $8.9 million of product revenue and $40.1 million of contract research revenue.
    For the six months ended June 30, 2003, Nektar reported a net loss of $33.0 million or $(0.59) per share compared to a net loss in the same period in 2002 of $49.9 million or $(0.90) per share.
    Nektar's balance of cash, cash equivalents and short-term investments at the end of the quarter was $308.3 million, including $96.4 million raised in an offering of 3% convertible subordinated notes due June 2010, net of issuance costs, during the quarter. Approximately $16.2 million of the proceeds from the sale of 3% convertible subordinated notes due 2010 were used to retire $20.5 million of 3.5% convertible notes due 2007 in privately negotiated transactions. This resulted in a $4.3 million gain, which was reflected as other income in the three and six months ended June 30, 2003. An additional $8.8 million of the proceeds were used to purchase restricted investments pledged for the benefit of the holders of the 3% convertible subordinated notes purchased in the offering.
    "In addition to improving our cash position through an offering of subordinated convertible notes, we were also particularly pleased with the steady advancement in the clinic of three partnered drug products using our technologies, the release of additional encouraging Exubera(R) (inhaled insulin) data, and new pre-clinical data from one of our internally initiated products, PEGylated inhaled insulin," said Ajit S. Gill, Nektar president and chief executive officer.

    Summary of Activities

    Partner Pipeline Progress

    "Our pipeline continues to grow. There are now 21 products using Nektar technology approved or in human clinical testing," said Gill.

    -- Nektar announced today that in the second quarter 2003, Unimed Pharmaceuticals, Inc., a wholly owned subsidiary of Solvay Pharmaceuticals, Inc., initiated a Phase I trial of a metered dose inhaler (MDI) version of dronabinol (synthetic delta-9-tetrahydrocannabinol). This product is being developed for use in multiple indications. Dronabinol is the active ingredient in Unimed Pharmaceuticals' product MARINOL(R) capsules, which are approved and marketed in the US. This is Nektar's first MDI development program.

    -- Chiron Corporation announced on July 23, 2003 that they initiated a Phase I trial for inhaled tobramycin, the first application of Nektar inhaleable technology to inhaled antibiotics for treatment of lung infections. Inhaled Tobi(R) is a next-generation inhaled, powder tobramycin product for the treatment of Pseudomonas aeruginosa in cystic fibrosis patients. Prior to collaborating with Chiron, Nektar had previously conducted a proof-of-concept Phase I trial in healthy subjects of inhaled powdered tobramycin.

    -- Celltech Group Plc announced progress with one of its products that uses Nektar PEGylation technology and services. CDP 860, a PEGylated antibody fragment drug in testing for cancer, completed a small Phase II proof-of-concept study. According to Celltech, the effects observed in this study were consistent with the proposed mechanism of action and confirmed the potent biological activity of this molecule.

    Exubera(R) (inhaled insulin) Progress

    "Our collaborator, Pfizer, commented in June 2003 at its Analyst Day that the lung function data from long-term safety tests continues to look positive and expressed confidence that Exubera(R) (inhaled insulin) will become an important and widely used diabetes medication," continued Gill.
    In addition, Nektar reported on new data released in June 2003 at the American Diabetes Association (ADA) annual conference from Phase III studies conducted by Pfizer and Aventis with Exubera(R). The data suggest that Exubera(R) may provide acceptable glycemic control to significantly more subjects than rosiglitazone in type 2 diabetes patients not optimally controlled on diet and exercise. Rosiglitazone is an oral hypoglycemic agent used to reduce the body's resistance to the action of insulin as a way of lowering blood glucose.

    Proprietary Pipeline Progress

    "In the first half of 2003, we also reported progress in our proprietary pipeline. As announced in April, an inhaled small molecule entered clinical testing in the first quarter. In the second quarter, we released pre-clinical data of PEGylated inhaled insulin, demonstrating that PEGylated proteins can be formulated into dry powders to provide prolonged activity," continued Gill.
    In June, Nektar presented pre-clinical data at the ADA from PEGylated inhaled insulin developed to cross the lungs efficiently and provide prolonged serum levels of insulin activity.

    About Nektar

    Nektar Therapeutics provides industry-leading drug delivery technologies, expertise and manufacturing to enable the development of high-value, differentiated therapeutics. Nektar's advanced drug delivery capabilities are designed to enable the Company's biotechnology and pharmaceutical partners to solve drug development challenges and realize the full potential of their therapeutics, from developing new molecular entities to managing the lifecycles of established products.

    This release contains forward-looking statements that reflect management's current views as to Nektar Therapeutics' business strategy, product and technology development plans and funding, collaborative arrangements, clinical trials, and other future events and operations. These forward-looking statements involve uncertainties and other risks that are detailed in Nektar Therapeutics' reports and other filings with the SEC, including its Annual Report on Form 10-K for the year ended Dec. 31, 2002, as amended and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003. Actual results could differ materially from these forward-looking statements.

    Ajit S. Gill, Nektar president and CEO, will host a conference call today for analysts and investors beginning at 2:00 p.m. Pacific Time to further discuss the company's financial results.
    Investors can access a live audio-only Webcast through a link that will be posted on the Investor Relations site at Nektar's Web site at http://www.nektar.com. The Web broadcast of the conference call will be available for replay through Aug. 20, 2003.
    Analysts and investors can also access the conference call live via telephone by dialing 866-868-1109 (US); 847-413-2404
(international). The passcode is Nektar and the leader is Ajit Gill. An audio replay will be available shortly following the call through Aug. 20, 2003 and can be accessed by dialing 877-213-9653 or 630-652-3041 with a passcode of 7466264.

    -- Tables Attached --



                         NEKTAR THERAPEUTICS
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                                       June 30, 2003    Dec. 31, 2002
                                        (unaudited)           *
                                       -------------    -------------

                ASSETS

Current assets:
        Cash, cash equivalents and
         short-term investments            $308,271         $293,969
        Other current assets                 21,382           17,020
                                       -------------    -------------
             Total current assets           329,653          310,989

Restricted investments                        8,799                -
Property and equipment, net                 143,439          143,452
Goodwill                                    130,120          130,120
Other intangible assets                      13,216           15,470
Deposits and other assets                     9,269            6,607
                                       -------------    -------------
                                           $634,496         $606,638
                                       =============    =============


   LIABILITIES AND STOCKHOLDERS' EQUITY

Current
 liabilities:
        Accounts payable and accrued
         liabilities                        $29,456          $40,617
        Capital lease obligations -
         current                              1,118            1,008
        Deferred revenue                     14,320           22,040
                                       -------------    -------------
             Total current liabilities       44,894           63,665

Convertible subordinated debentures         378,649          299,149
Accrued rent                                  2,071            2,033
Capital lease obligations - noncurrent       31,043           31,862
Other long-term liabilities                   3,167            3,159

Stockholders' equity:
        Preferred stock                      40,000           40,000
        Common stock                        715,796          714,686
        Deferred compensation                   (71)            (239)
        Accumulated other comprehensive
         gain/(loss)                          1,280            1,668
        Accumulated deficit                (582,333)        (549,345)
                                       -------------    -------------
             Total stockholders'
              equity                        174,672          206,770
                                       -------------    -------------
                                           $634,496         $606,638
                                       =============    =============

* The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.


                          NEKTAR THERAPEUTICS
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (In thousands, except per share information)

                            Three Months Ended     Six Months Ended
                                  June 30,             June 30,
                           --------------------- ---------------------
                               2003       2002      2003        2002
                           ----------- --------- ----------- ---------
                                 (unaudited)           (unaudited)
Revenue:
        Contract research
         revenue              $21,210   $18,828     $39,603   $40,129
        Product sales           6,538     3,423      13,673     8,868
                           ----------- --------- ----------- ---------
Total revenue                  27,748    22,251      53,276    48,997

Operating costs and
 expenses:
        Cost of goods sold      3,708     1,673       8,330     3,563
        Research and
         development           32,380    36,551      64,521    78,478
        General and
         administrative         5,136     5,575      10,314    10,956
        Amortization of
         other intangible
         assets                 1,127     1,127       2,254     2,254
                           ----------- --------- ----------- ---------
Total operating costs and
 expenses                      42,351    44,926      85,419    95,251
                           ----------- --------- ----------- ---------

Loss from operations          (14,603)  (22,675)    (32,143)  (46,254)


Other income/(expense),
 net                            4,452      (599)      4,571      (687)
Interest income                 1,262     2,488       2,886     5,287
Interest expense               (4,150)   (4,031)     (8,302)   (8,219)
                           ----------- --------- ----------- ---------

Net loss                     $(13,039) $(24,817)   $(32,988) $(49,873)
                           =========== ========= =========== =========

Basic and diluted net loss
 per common share              $(0.23)   $(0.45)     $(0.59)   $(0.90)
                           =========== ========= =========== =========

Shares used in computing
 basic and diluted net
 loss per common share         55,718    55,216      55,660    55,197
                           =========== ========= =========== =========



    CONTACT: Nektar Therapeutics
             Joyce Strand, 650-631-3138